Exhibit 99.1

INmune Bio Inc. to Introduce NeuLiv™ Program for Treatment of NASH

at H.C. Wainwright 21st Annual Global Investment Conference

NeuLiv™ is the Third Drug Development Program From Company’s DN-TNF Platform

Presentation is Scheduled for 2.10 p.m. on Sept. 9th

LA JOLLA, Calif., Sept. 4, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunotherapy company developing treatments that harness the patient’s innate immune system to fight disease, will introduce its NeuLiv™ development program for the treatment of nonalcoholic steatohepatitis (NASH) as part of a presentation at the H.C. Wainwright 21st Annual Global Investment Conference.

Presentation Details:

Location: The Lotte New York Palace Hotel, NY

Date: Monday, September 9, 2019 at 2:10 p.m. ET

Presentation Room: Louis, 4th Floor

The presentation will be webcast live on September 9 and will remain available for 90 days through the Investor Relations section of INmune Bio’s website.

“NASH presents a significant unmet medical need. We believe NeuLiv™ may enable us to target the underlying cause of NASH, to help stop the disease and allow the liver to heal,” said RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “NeuLiv precisely targets soluble TNF, a key cytokine driving pathologic chronic inflammation. Unlike treatments focused on addressing fibrosis directly, we believe NeuLiv™ targets peripheral, regional and local causes of innate immune dysfunction that lead to chronic inflammation in patients with NASH. We hope this strategy will prevent progression of the disease and allow hepatic repair mechanisms to function.”

Innate immune dysregulation, also called chronic inflammation, is a low-grade inflammatory state that, over time, has detrimental effects on organs, including the liver and brain. NeuLiv™, which is the third drug development program originating from INmune Bio’s DN-TNF platform, is a next generation TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF) or TNF receptors. By targeting soluble TNF, NeuLiv may alter the complex immunobiology that causes the development and progression of NASH.

NASH is a progressive disease caused by excessive fat accumulation in the liver that induces chronic inflammation, resulting in fibrosis that can lead to cirrhosis, liver failure, cancer and death. By 2020, NASH is projected to become the leading cause of liver transplants in the U.S. No medications are currently approved for the treatment of the disease.

About INmune Bio’s DN-TNF Clinical Development Programs

INmune Bio has active development programs in Alzheimer’s disease and oncology originating from the DN-TNF platform. XPro1595 is set to begin this quarter a Phase I clinical trial in patients with mild-to-moderate Alzheimer’s disease who have biomarkers of neuroinflammation to determine if neutralizing soluble TNF can decrease those biomarkers. In addition, INB03 just completed a Phase I open label, dose escalation trial in patients with advanced cancer and will move to Phase II studies in the first half of next year.

About INmune Bio

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing two product platforms, DN-TNF and INKmune, that reengineer the patient’s innate immune system’s response to cancer and chronic inflammation. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease. INB03 will be used as part of combination immunotherapy to prevent resistance to cancer immunotherapy. XPro1595 targets microglial cell activation that causes neuroinflammation, which causes synaptic dysfunction and neuronal cell death – a cause of Alzheimer’s disease. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of malignant and non-malignant diseases where innate immune dysfunction and chronic inflammation play an important part of the core pathophysiology. To learn more, please visit www.inmunebio.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  INBO3 is still in clinical trials and has not been approved and there cannot be any assurance that it will be approved.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange  Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contacts:

David Schull

Russo Partners

(212) 845-4271

David.Schull@russopartnersllc.com

Scott Stachowiak

Russo Partners

(646) 942-5630

Scott.Stachowiak@russopartnersllc.com

Investor Contact:

James Carbonaira

James@haydenir.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto / Daniela Guerrero

PH: (212) 896-1254 / (347) 487-6187

INmune@KCSA.com